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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. _______)*


                          CellNet Data Systems, Inc.
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                              (Name of Issuer)

                                Common Stock
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                       (Title of Class of Securities)

                                15115M 101
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                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 6 Pages

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CUSIP No.  15115M101                13G                 Page 2 of 6 Pages

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 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alan R. Brudos
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 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  X
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 (3) SEC USE ONLY

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 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
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NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                       2,590,790
   OWNED BY                  --------------------------------------------------
EACH REPORTING                (6) SHARED VOTING POWER
 PERSON WITH                        113,534
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    2,590,790
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    113,534
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,704,324
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7%
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(12) TYPE OF REPORTING PERSON*
     IN
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                    *SEE INSTRUCTION BEFORE FILLING OUT

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CUSIP No.  15115M101                                       Page 3 of 6 Pages


ITEM 1.
      (a)   NAME OF ISSUER:  CellNet Data Systems, Inc.
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      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            125 Shoreway Road
            San Carlos, CA 94070
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ITEM 2.
      (a)   NAME OF PERSON FILING:  Alan R. Brudos
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      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            Bryan and Edwards
            3000 Sand Hill Road
            Building 1, Suite 190
            Menlo Park, CA 94025
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      (c)   CITIZENSHIP:  United States
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      (d)   TITLE OF CLASS OF SECURITIES:  Common Stock
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      (e)   CUSIP NUMBER:  15115M101
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ITEM 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

         N/A
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ITEM 4.  Ownership

    (a) AMOUNT BENEFICIALLY OWNED:  2,704,324
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    (b) PERCENT OF CLASS:  7%
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CUSIP No.  15115M101                                         Page 4 of 6 Pages

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i) Sole power to vote or to direct the vote:

                  Banner Partners, Alan R. Brudos and William C.
                         Edwards, General Partners                   2,037,492
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                  Banner Partners / Minaret, wholly owned by Banner
                         Partners, Alan R. Brudos and William C.
                         Edwards, General Partners                     553,298
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                       Total                                         2,590,790
-------------------------------------------------------------------------------

         (ii) Shared power to vote or to direct the vote:

                  William C. Edwards Charitable Remainder Trust dtd
                         7/15/92, Alan R. Brudos and William C.
                         Edwards, Trustees                             113,534
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                       Total                                           113,534
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        (iii) Sole power to dispose or direct the disposition of:

                  Banner Partners, William C. Edwards and Alan R.
                         Brudos, General Partners                   2,037,492
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                  Banner Partners / Minaret, wholly owned by Banner
                         Partners, Alan R. Brudos and William C.
                         Edwards, General Partners                     553,298
-------------------------------------------------------------------------------
                       Total                                         2,590,790
-------------------------------------------------------------------------------

         (iv) Shared power to dispose or direct the disposition of:

                  William C. Edwards Charitable Remainder Trust dtd
                         7/15/92, Alan R. Brudos and William C.
                         Edwards, Trustees                             113,534
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                       Total                                           113,534
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         N/A
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CUSIP No.  15115M101                                        Page 5 of 6 Pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A
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ITEM 10. CERTIFICATION

         N/A
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         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP No.  15115M101                                        Page 6 of 6 Pages


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                       2-7-97
                                       ----------------------------------------
                                                       (Date)

                                              /s/ Alan R. Brudos
                                       ----------------------------------------
                                                     (Signature)

                                                 Alan R. Brudos
                                       ----------------------------------------